Filed pursuant to Rule 424(b)(5)
Registration No. 333-261309

PROSPECTUS SUPPLEMENT
(To prospectus dated December 17, 2021)

Up to $15,000,000 Common Shares

This prospectus supplement updates and amends certain information contained in the prospectus supplement dated December 17, 2021, to the prospectus dated December 17, 2021 (collectively, the “December 2021 Prospectus”), relating to the offer and sale of shares of our common stock through B. Riley Securities, Inc. (“B. Riley Securities”) and Cantor Fitzgerald & Co. (“Cantor” and together with B. Riley Securities, the “Agents”) as co-agents, in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, pursuant to the Amended and Restated Sales Agreement with the Agents dated as of June 7, 2021, as amended on December 17, 2021 (the “Sales Agreement”).

This prospectus supplement should be read in conjunction with the December 2021 Prospectus and is qualified by reference to the December 2021 Prospectus, except to the extent that the information presented herein supersedes the information contained in the December 2021 Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the December 2021 Prospectus, including any amendments or supplements thereto.

Our common shares are traded on the Toronto Stock Exchange (“TSX”) under the symbol “URE” and on the NYSE American (“NYSE American”) under the symbol “URG.” On February 15, 2023, the last reported sale price of our common shares on the NYSE American was $1.31 per common share and on the TSX was Cdn$1.76 per common share.

Under the December 2021 Prospectus, we initially registered up to $50,000,000 of our common stock, no par value per share, for offer and sale pursuant to the Sales Agreement, not inclusive of amounts previously sold. From December 18, 2021 through the date of this prospectus supplement, we sold an aggregate of 2,622,930 shares of common stock for an aggregate gross purchase price of $4,274,161 under the December 2021 Prospectus. As of the date of this prospectus supplement, we are decreasing the amount of common stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $15,000,000 of our common stock for sale under the Sales Agreement from and after the date hereof, not including the shares of common stock previously sold.

Investing in our common shares involves significant risks. Before buying common shares, you should carefully consider the risks described under the caption “Risk Factors” in the documents incorporated by reference into this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities                                         Cantor

The date of this prospectus supplement is February 15, 2023.